Exhibit 15.5

SETTLEMENT AGREEMENT

BETWEEN THE GULF STATES AND THE BP ENTITIES

WITH RESPECT TO ECONOMIC AND OTHER CLAIMS

ARISING FROM THE DEEPWATER HORIZON INCIDENT

I. RECITALS

1.1 Whereas, on the evening of April 20, 2010, a blowout, explosions, and fire occurred aboard the mobile offshore drilling unit Deepwater Horizon as it was in the process of temporarily abandoning a well, known as the Macondo Well, it had drilled within Block 252, Mississippi Canyon, on the Outer Continental Shelf off the coast of Louisiana;

1.2 Whereas, as a result of the blowout, explosions, and fire, oil and other substances were released into the Gulf of Mexico from approximately April 20, 2010 until July 15, 2010;

1.3 Whereas, pursuant to federal regulation, BPXP was the operator of the Macondo Well as of April 20, 2010;

1.4 Whereas, the release of oil and hydrocarbons originating in the Macondo Well and discharging from the Deepwater Horizon (and its appurtenances) on and after April 20, 2010 resulted in the presence of oil and other substances in the waters of the Gulf of Mexico and on beaches, marshes, and other land along the shore of the Gulf of Mexico, and, as a consequence, also resulted in the largest response, containment, cleanup, and restoration effort in the history of the United States;

1.5 Whereas, the State of Alabama filed a complaint on August 12, 2010, captioned Alabama v. BP PLC, Case No. 2:10-cv-690 (M.D. Ala), that was transferred to MDL 2179, where Alabama filed a first amended complaint on April 7, 2011, captioned Alabama v. BP PLC, Case No. 2:10-cv-4182 (E.D. La);

1.6 Whereas, the State of Florida filed a complaint on April 20, 2013, captioned Florida v. BP Exploration & Production Inc., et al., Case No. 5:13-cv-00123 (N.D. Fla.), that was transferred to MDL 2179;

1.7 Whereas, the State of Louisiana filed a first amended complaint on April 19, 2011, captioned Louisiana v. BP Exploration & Production, Inc., et al., Case Nos. 11-cv-0516, 10-cv-03059 (E.D. La.), in MDL 2179;

1.8 Whereas, the State of Mississippi filed a complaint on April 18, 2013, captioned Hood v. BP Exploration & Production Inc., et al., Case No. 1:13-cv-00158 (S.D. Miss.), that was transferred to MDL 2179;

1.9 Whereas, the State of Texas filed a complaint on May 17, 2013, captioned Texas v. BP Exploration & Production Inc., et al., Case No. 1:13-cv-315 (E.D. Tex.), that was transferred to MDL 2179, where Texas filed an amended complaint on June 18, 2013, captioned Texas v. BP Exploration & Production Inc., et al., Case No. 13-cv-4677 (E.D. La.);

1.10 Whereas, on November 14, 2011, the Court entered an order dismissing Alabama’s and Louisiana’s claims under state law, including for civil penalties, as being pre-empted by the federal Clean Water Act, In re Oil Spill by Oil Rig Deepwater Horizon in the Gulf of Mexico, No. 10-3059, 2011 WL 5520295 (E.D. La. Nov. 14, 2011);

1.11 Whereas, the States of Alabama, Florida, Louisiana, Mississippi, and Texas and various affiliates collectively have asserted numerous claims against BPXP and other BP Entities that they allege arise from or are otherwise related to the Deepwater Horizon Incident, including, but not limited to, claims for economic loss, losses or damages related to Moratoria, losses related to closures of fishing and harvesting of natural resources, business interruption, breach of contract, loss of royalties, lost taxes and revenues, property damage, lost tourism revenue, response and removal costs, operating and other costs, other economic damages, punitive damages, and attorneys fees, costs, and expenses;

1.12 Whereas, those claims have been consolidated for coordinated and consolidated pretrial proceedings in the multidistrict litigation, In Re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, MDL No. 2179 (E.D. La.), United States v. BP Exploration & Production Inc., et al., No. 2:10-cv-04536 (E.D. La.), which proceedings have included discovery and other pretrial matters with respect to state compensatory claims in the Alabama compensatory trial and discovery and the completion of multiple phases of the limitation and liability trial conducted by the Court pursuant to certain pretrial orders;

1.13 Whereas, natural resource trustees appointed by the United States or the Gulf States have also asserted, or manifested an intent to assert, natural resource damages claims against BPXP and other BP Entities with respect to the Deepwater Horizon Incident;

1.14 Whereas, this Settlement Agreement is being entered into concurrently with a Consent Decree being entered in MDL 2179, and such Consent Decree fully and finally resolves any and all natural resource damages claims of the United States, the Gulf States, and their respective natural resource trustees, any and all Clean Water Act penalty claims, and certain other claims of the United States and the Gulf States;

1.15 Whereas, it is the intention of the Parties, by this Settlement Agreement, to fully and finally settle, satisfy, and resolve any and all claims (other than those natural resource damages claims, Clean Water Act claims, and other claims being separately settled and resolved by the Consent Decree) between the Gulf States, on the one hand, and the BP Entities, on the other, arising from or related to the Deepwater Horizon Incident;

1.16 Whereas, this Settlement Agreement will provide material benefits to all Parties by the fair and complete resolution of such claims in a timely manner without the need for further protracted litigation;

NOW, THEREFORE, without further adjudication, findings, or admissions of any issue of fact or law in connection with the Deepwater Horizon Incident other than those expressly set forth in this Settlement Agreement, and for good and valuable consideration, the undersigned Parties do hereby agree:

II. DEFINITIONS

2.1 “Act of Insolvency” means any one of the following: the presentation of a winding-up petition in respect of BP p.l.c., the making of an application for an administration order in respect of BP p.l.c., an application to court for an order convening meetings of creditors of BP p.l.c. to consider a scheme of arrangement under the Companies Act 2006 that would materially alter any Gulf State’s rights under this Settlement Agreement, the summoning of meetings of the creditors of BP p.l.c. (including any of the Gulf States) to consider a proposal for a company voluntary arrangement or other composition under the Insolvency Act 1986 that would materially alter any Gulf State’s rights under this Settlement Agreement, or the appointment of an administrative receiver, administrator or liquidator in respect of BP p.l.c. If in the case of a petition presented or application made by a creditor, contributory or other third party, such petition or application is stayed, dismissed or withdrawn within sixty (60) days of its filing, such petition or application shall not constitute an Act of Insolvency. For the purposes of this Paragraph, the term “materially alter” means an alteration to any Gulf State’s rights under the Settlement Agreement which reduces the amounts owed or payable, or extends the time at which payments are to be made to any Gulf State, or is otherwise materially prejudicial to any Gulf State.

2.2 “BP Entities” means one or more of the following: BP p.l.c., BPCNA, BPXP, and any parents, subsidiaries, successors, assigns, and all entities on any Group Structure list, which are publicly available and provided by BP p.l.c. to the Registrar of Companies, between 2010 and July 2, 2015, and, for each of the preceding, all of their current, future and former officers, directors, and employees.

2.3 “BP p.l.c.” means BP p.l.c., a company incorporated in England whose registered office is at 1 St. James’s Square, London, SW1Y 4PD, England.

2.4 “BPCNA” means BP Corporation North America Inc., incorporated in the State of Indiana, with its current principal place of business in Houston, Texas.

2.5 “BPXP” means BP Exploration & Production Inc., incorporated in the State of Delaware, with its current principal place of business in Houston, Texas.

2.6 “Change of Control” means change of control of BP p.l.c. in the form of a takeover bid, tender offer or other merger transaction (however effected), that has become unconditional in all respects or otherwise effective, under which a third party or group of parties acting together acquires such number of shares in BP p.l.c. (or an interest in such shares) so as to carry more than 50% of the voting rights.

2.7 “Claims” means any and all claims or causes of action, whether in law or in equity, known or unknown, direct or indirect, past, present, or future, arising from or related to the Deepwater Horizon Incident, including, but not limited to: (1) Economic Claims; (2) any claims that were or could have been asserted by any Gulf State in MDL 2179; and (3) any claims for damages, liens, fines, penalties, costs, or criminal assessments, injunctive relief, or other liabilities or theories of damage that were or could have been asserted by any Gulf State in any civil, criminal, or administrative proceeding, including any and all claims for attorneys fees, costs, and expenses. For the avoidance of doubt, Claims includes any and all such claims or causes of action regardless of legal or equitable theory or nature under which they are based or advanced, including (but not limited to) legal and/or equitable theories under any federal, state, administrative, foreign, or international law, and including (without limitation) statutory law, codal law, regulation, common law, or equity, and whether based in maritime law, strict liability, negligence, gross negligence, punitive or exemplary damages, nuisance, trespass, and all other legal and equitable theories, whether existing now or arising in the future, arising from or in any way related to the Deepwater Horizon Incident. Notwithstanding the foregoing definition, solely the following claims or causes of action arising from or related to the Deepwater Horizon Incident shall not constitute Claims hereunder: (a) claims of the Gulf States for natural resource damages and Clean Water Act penalties to the extent that such claims are to be fully and finally settled and resolved pursuant to the Consent Decree; (b) claims brought by the Gulf States against the Transocean Entities and/or Halliburton Entities for punitive or exemplary damages arising from or related to the Deepwater Horizon Incident; (c) claims arising from any discharge or release of oil after the Effective Date of the Settlement Agreement from any one of the eight aliquots within Block 252, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10 three of which are owned or operated by BPXP or any BP Entity as of July 2, 2015; or (d) claims arising from the breach of, or seeking to enforce, this Settlement Agreement.

2.8 “Consent Decree” means a consent decree by and between the United States, the States of Alabama, Florida, Louisiana, Mississippi and Texas, BPXP and other BP Entities, entered in MDL 2179, and fully and finally resolving, inter alia, Clean Water Act penalties, natural resource damages, federal False Claims Act claims, and federal royalty claims arising from the Deepwater Horizon Incident.

2.9 “Court” means the United States District Court for the Eastern District of Louisiana.

2.10 “Deepwater Horizon Incident” means events, actions, inactions, and/or omissions leading up to and including the following: (i) all discharges of hydrocarbons or other substances from the Macondo Well, and all discharges from, through, or into the Deepwater Horizon mobile offshore drilling unit (including its appurtenances), occurring on or after April 20, 2010, regardless of any subsequent movement, migration, resuspension, or resurfacing of such hydrocarbons or other substances; (ii) the installation, construction, drilling and/or blowout of the Macondo Well; (iii) the explosion and fire on the Deepwater Horizon; (iv) the sinking and/or loss of the Deepwater Horizon; (v) any and all containment efforts related to the Macondo Well; (vi) construction of relief wells related to the Macondo Well; (vii) any and all cleanup, remediation, removal, response, and/or restoration efforts related to the foregoing, including, but not limited to, the Vessels of Opportunity program, the application of dispersants, and any diversion of fresh water; and (viii) operations of any claims facility related to any of the foregoing.

2.11 “Economic Claims” means any and all claims or causes of action by any Gulf State arising from or related to the Deepwater Horizon Incident for or related to economic loss, property damage, business interruption, breach of contract, loss of royalties, lost tourism revenue, lost taxes, losses arising from or related to Moratoria, losses related to closures of fishing and harvesting of natural resources, costs of public services or goods, operating costs, or any other costs, losses, or damages (other than natural resource damages to the extent such damages are to be fully and finally settled and resolved pursuant to the Consent Decree), including without limitation, any claim arising out of the Oil Pollution Act, 33 U.S.C. § 2702(b)(1) and/or § 2702(b)(2)(B)—(F), state or federal common law, maritime law, or any other applicable provision of law.

2.12 “Effective Date” of the Settlement Agreement means the earliest date upon which all of the following have occurred: (a) the Settlement Agreement has been fully executed by all of the Parties hereto, and (b) the condition set forth in Paragraph 6.1 has been met.

2.13 “Gulf State” or “Gulf States” means the States of Alabama, Florida, Louisiana, Mississippi, and Texas together with the Gulf States’ affiliates when used in the plural, and each of them individually and that respective Gulf State’s affiliates when used in the singular. A Gulf State’s affiliates shall include that Gulf State’s branches, agencies, associations, authorities, boards, bureaus, councils, departments, educational institutions or systems, components, public benefits corporations, or other instrumentalities of any kind, administrators, elected or unelected officials, officers or delegates (other than in their individual capacities), assigns, insurers, attorneys, or other agents of any kind; provided however that a Gulf State’s affiliates shall not include Local Governmental Entities.

2.14 “Halliburton Entities” means Halliburton Company and Halliburton Energy Services Inc.

2.15 “Local Governmental Entities” means counties, parishes, municipalities, or any other local governmental or local political subdivisions authorized by law to perform local governmental functions.

2.16 “Macondo Well” means: (a) Macondo Well 1 (including MC-252#1, Well No. 001ST00BP00, MC-252#1 ST1, Well No. 001ST00BP01), Macondo Well 2 (including MC-252#2, Well No. 003ST00BP00), and Macondo Well 3 (including MC-252#3, Well No. 002ST00BP00) within Block 252, Mississippi Canyon, OCS Official Protraction Diagram, NH 16 16-10 existing on or before the date of lodging of the Consent Decree; (b) the Deepwater Horizon and its appurtenances, including the riser from the Deepwater Horizon; (c) a coffer dam used in the course of removal work conducted during the discharge of oil from Block 252 of the Mississippi Canyon that began April 20, 2010; (d) “the Macondo Well” as defined in the United States’ Complaint in MDL 2179; and (e) the eight aliquots within Block 252, Mississippi Canyon, OCS Official Protraction Diagram, NH 16-10, three of which are owned or operated by BPXP or any BP Entity as of July 2, 2015.

2.17 “MDL 2179” means the proceedings contained within the court proceedings captioned In Re: Oil Spill by the Oil Rig “Deepwater Horizon” in the Gulf of Mexico, on April 20, 2010, MDL No. 2179 (E.D. La.), United States v. BP Exploration & Production Inc., et al., No. 2:10-cv-04536 (E.D. La.), including any and all claims or causes of action or theories of loss or damage that have been filed within, referred thereto, or otherwise consolidated thereunder.

2.18 “Moratoria” means any federal or state governmental action or inaction directed at offshore oil or gas industry activity – including shallow water and deepwater operations – that occurred on or after April 20, 2010, including, but not limited to, the federal moratoria on offshore permitting and drilling activities, effective date May 30, 2010 (NTL No. 2010-N04), the increased safety measures issues by the U.S. Department of the Interior, effective date June 8, 2010 (NTL No. 2010-N05), the information requirements issued by the U.S. Department of the Interior, effective date June 18, 2010 (NTL No. 2010-N06), the federal deepwater drilling suspensions on or about July 12, 2010, and any other new or revised safety rules, regulations, inspections, permitting practices, restrictions or suspensions.

2.19 “Party” or “Parties” means any one of the Gulf States or any one of BPXP, BPCNA, and BP p.l.c. when used in the singular and all of the Gulf States together with BPXP, BPCNA, and BP p.l.c. when used in the plural.

2.20 “Settlement Agreement” means this Agreement, all Attachments, and the Primary and Secondary Guaranty Agreements referenced herein.

2.21 “Transocean Entities” means Transocean Deepwater Inc., Transocean Holdings LLC, Transocean Inc., Transocean Ltd., Transocean Offshore Deepwater Drilling Inc., and Triton Asset Leasing GmbH, together with their parents, subsidiaries, affiliates, officers, directors, employees, and agents.

III. SETTLEMENT PAYMENTS

3.1 Settlement Payment and Schedule. In consideration of the full and complete settlement and release of Claims, BPXP shall pay a total of four billion nine hundred million dollars ($4,900,000,000.00) to the States of Alabama, Florida, Louisiana, Mississippi, and Texas on behalf of the Gulf States in accordance with the payment schedule and provisions set forth in Attachment 1.

3.2 Payment Instructions. Payments made to each state pursuant to the foregoing Paragraph 3.1 shall be directed according to the wiring instructions set forth in Attachment 2. Any of the States of Alabama, Florida, Louisiana, Mississippi, or Texas may modify its respective payment instructions set forth in Attachment 2 provided that any such modification is set forth in writing and such written instructions are received by BPXP, BPCNA, BP p.l.c., and the Court no later than sixty (60) days before any such payment is due.

IV. SATISFACTION, RELEASES, AND COVENANTS NOT TO SUE

4.1 Satisfaction and Settlement. This Settlement Agreement fully and finally satisfies, resolves, and settles any and all Claims between the Gulf States, on the one hand, and the BP Entities, on the other.

4.2 Release and Covenant Not to Sue BP Entities. The Gulf States each hereby fully, finally, and forever release and waive any and all Claims against the BP Entities and further covenant not to sue the BP Entities for any and all Claims.

4.3 Release and Covenant Not to Sue Third Parties. The Gulf States each hereby fully, finally, and forever release and waive any and all Claims, and further covenant not to assert any and all Claims, against any party who is or could be responsible or liable in any way for the Deepwater Horizon Incident, including those parties set forth in Attachment 3 and any parties related to those parties set forth in Attachment 3, except that, for the avoidance of doubt, this release and covenant not to sue shall not extend to the Gulf States’ claims for punitive or exemplary damages against the Transocean Entities or Halliburton Entities arising from or related to the Deepwater Horizon Incident.

4.4 Dismissal with Prejudice. No later than thirty (30) days after the Effective Date, the Gulf States shall dismiss and/or cause to be dismissed any and all previously filed Claims in MDL 2179 or any other proceedings against the BP Entities or any party covered by the release and covenant not to sue in Paragraph 4.3 (including those listed on Attachment 3) and take all steps as reasonably necessary, including the filing of appropriate dismissal pleadings, to implement the dismissal of such Claims. For the avoidance of doubt, such dismissal shall not extend to the Gulf States’ claims for punitive or exemplary damages against the Transocean Entities or Halliburton Entities arising from or related to the Deepwater Horizon Incident.

4.5 Effect on Local Governmental Entities. Those claims filed by the Gulf States in MDL 2179 have been filed solely on behalf of, and for the benefit of, each respective Gulf State and did not assert or preserve any claims on behalf of, or for the benefit of, any Local Governmental Entity; and the releases in Paragraphs 4.2 and 4.3 do not release any claims for any Local Governmental Entity.

4.6 Subrogation. As this Settlement Agreement is fully and completely settling and resolving the Claims, BPXP is hereby subrogated to any and all rights that any Gulf State may have for those Claims against any person who is a beneficiary of the releases and covenants not to sue set forth in Paragraph 4.3.

4.7 Attorneys Fees and Expenses. Each Party shall bear its own attorneys fees and associated costs and expenses, except as otherwise ordered by the Court.

V. FINANCIAL ASSURANCE

5.1 BPCNA as Primary Guarantor. Prior to the date of lodging of the Consent Decree, BPCNA shall and each beneficiary deliver an executed guaranty in the form of the Primary Guaranty in Attachment 4 of this Settlement Agreement, which guarantees the payments due to each of the States of Alabama, Florida, Louisiana, Mississippi, and Texas from BPXP pursuant to Paragraph 3.1 and Attachment 1 as primary guarantor in the event that BPXP defaults on such payments as set forth in Paragraph 5.3 below.

5.2 BP p.l.c. as Secondary Guarantor. Prior to the date of lodging of the Consent Decree,

BP p.l.c. and each beneficiary shall deliver an executed guaranty in the form of the Secondary Guaranty in Attachment 5 of this Settlement Agreement, which guarantees the payments due to each of the States of Alabama, Florida, Louisiana, Mississippi, and Texas from BPXP pursuant to Paragraph 3.1 and Attachment 1 as secondary guarantor in the event that both (a) BPXP defaults on such payments as set forth in Paragraph 5.3 below and (b) BPCNA defaults on its obligation to serve as primary guarantor of such payments as set forth in Paragraph 5.4 below.

5.3 BPXP Default. For the purposes of Paragraphs 5.1, 5.2, 5.4, and 5.7, BPXP shall be considered in default of a payment to a state required under this Settlement Agreement if any of the following conditions has been met:

A. BPXP has failed to make such payment within sixty (60) days after such payment has become due under the Settlement Agreement;

B. BPXP has filed for bankruptcy under the United States Bankruptcy Code or other applicable statute(s) or code(s) pertaining to insolvency; or

C. Any third party has petitioned a court to place BPXP in bankruptcy under the United States Bankruptcy Code or other applicable statute(s) or code(s) pertaining to insolvency, an order for relief has been entered, and any such filing or petition has not been dismissed within sixty (60) days of such order for relief.

5.4 BPCNA Default as Primary Guarantor. For the purposes of Paragraph 5.2, BPCNA shall be considered in default on its guaranty of a payment to a state required under the Settlement Agreement if BPXP has defaulted on such payment as described in Paragraph 5.3 and any of the following conditions has been met:

A. BPCNA has failed to make a payment required under the Primary Guaranty within sixty (60) days after a BPXP default;

B. BPCNA has filed for bankruptcy under the United States Bankruptcy Code or other applicable statute(s) or code(s) pertaining to insolvency; or

C. Any third party has petitioned a court to place BPCNA in bankruptcy under the United States Bankruptcy Code or other applicable statute(s) or code(s) pertaining to insolvency, an order for relief has been entered, and any such filing or petition has not been dismissed within sixty (60) days of such order for relief.

5.5 Successors and Assigns of Guarantors.

A. BPCNA’s payment obligations under the Primary Guaranty shall be binding on any legal successor or assign of BPCNA, and a written agreement that such successor or assign shall so remain liable shall be included by BPCNA in the terms of any sale, acquisition, or merger of BPCNA with such successor or assign. Upon demonstration that any such successor or assign has become liable for BPCNA’s obligations under the Primary Guaranty and upon written consent of the States of Alabama, Florida, Louisiana, Mississippi and Texas, BPCNA’s obligations under the Primary Guaranty shall terminate. Any such termination shall be in writing, fully executed by the States of Alabama, Florida, Louisiana, Mississippi, and Texas and BPCNA.

B. BP p.l.c.’s payment obligations under the Secondary Guaranty shall be binding on any legal successor or assign of BP p.l.c., and a written agreement that such successor or assign shall so remain liable shall be included by BP p.l.c. in the terms of any sale, acquisition, or merger of BP p.l.c. with such successor or assign. Upon demonstration that any such successor or assign has become liable for BP p.l.c.’s obligations under the Secondary Guaranty and upon written consent of the States of Alabama, Florida, Louisiana, Mississippi, and Texas, BP p.l.c.’s obligations under the Secondary Guaranty shall terminate. Any such termination shall be in writing, fully executed by the States of Alabama, Florida, Louisiana, Mississippi, and Texas and BP p.l.c.

5.6 Alternative Financial Assurances. Upon the request of BPCNA or BP p.l.c. and written approval of any of the States of Alabama, Florida, Louisiana, Mississippi, or Texas, the Primary Guaranty and/or the Secondary Guaranty may be modified and/or replaced with an alternative form of financial assurance such as a letter of credit or trust agreement solely with respect to BPXP’s payment obligations to the approving state(s) under this Settlement Agreement. Any such modification or replacement shall be in writing, fully executed by the approving state(s) and the BP Entity as to which such modification or replacement is made, and consented to in writing by the other states, such consent not to be unreasonably withheld.

5.7 Acceleration.

A. If there has been a Change of Control, the States of Alabama, Florida, Louisiana, Mississippi, and Texas each may individually elect to accelerate the schedule for its payments required in Section III. In such case, the accelerated payments shall become due and owing one hundred twenty (120) days after service of notice of such election, or at any other time that the relevant Parties may agree upon.

B. If there has been an Act of Insolvency, the States of Alabama, Florida, Louisiana, Mississippi, and Texas each may individually elect to accelerate the schedule for its payments required in Section III. In such case, the accelerated payments shall become due and owing immediately upon service of notice of such election, or at any other time that the relevant Parties may agree upon.

C. If there has been a Change of Control or Act of Insolvency, then BP p.l.c. shall notify the States of Alabama, Florida, Louisiana, Mississippi, and Texas immediately.

VI. CONDITION

6.1 Condition. This Settlement Agreement shall be conditioned upon, and shall not become effective until, the Consent Decree has been entered by the Court.

VII. NOTICE

7.1 Notice. Any notice given pursuant to this Settlement Agreement shall be provided in writing and addressed to the Parties as set forth below. All notices shall be sent by one or more of the following methods: first class mail, registered or certified mail, or nationally recognized overnight delivery service, and shall be filed with the Court in MDL 2179 to the extent that MDL 2179 has not been terminated. Written notice shall be deemed to have been given to a recipient on the date it is delivered to the recipient at the address set forth below. Any Party may change its designated recipient or address for receiving notice by providing written notice of such change to the other Parties as set forth below. Notice consistent with Paragraph 7.1is considered sufficient notice as to all Parties. A change in the designated recipient or address for receiving notice shall not constitute a modification of this Settlement Agreement for the purposes of Paragraph 8.6 below.

Notice to the State of Alabama shall be sent to:

Governor of Alabama

Attn: BP Litigation

State Capitol

600 Dester Avenue

Montgomery, AL 36130

Attorney General

Office of the Attorney General

c/o BP Litigation

501 Washington Avenue

Montgomery, AL 36130

R. Cooper Shattuck

Office of Counsel, University of Alabama System

500 University Blvd. East

Tuscaloosa, AL 35401

Notice to the State of Florida shall be sent to:

Office of the Attorney General

Attn: Russell Kent, Special Counsel

PL-01, The Capitol

Tallahassee, FL 32399-1050

Phone: (850) 414-3854

Email: russell.kent@myfloridalegal.com

Or to the following street address:

Office of the Attorney General

107 W. Gaines St.

Tallahassee, FL 32301-2301

Notice to the State of Louisiana shall be sent to:

Office of Attorney General

State of Louisiana

Attn: Megan K. Terrell

Assistant Attorney General

Section Chief - Environmental

State of Louisiana

P.O. Box 94005

Baton Rouge, LA 70804-9005

Phone: (225) 326-6708

Or to the following street address:

1885 N. Third Street

6th Floor

Baton Rouge, LA 70802-5159

Notice to the State of Mississippi shall be sent to:

The Honorable Jim Hood

Attorney General State of Mississippi

Post Office Box 220

Jackson, MS 39205

Notice to the State of Texas shall be sent to:

Chief, Environmental Protection Division

(Attn: Thomas Edwards, AAG)

Office of the Attorney General (MC-066)

P.O. Box 12548

Austin, TX 78711-2548

Or to the following street address:

Wm. P. Clements State Office Building

300 W. 15th St., Floor 10

Austin, TX 78701-1649

Phone: (512) 463-2012

Email: Thomas.Edwards@TexasAttorneyGeneral.gov

Notice to BPXP shall be sent to:

BP Exploration & Production Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: U.S. Company Secretary

with copies to each of the following:

BP Exploration & Production Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: Gulf of Mexico, Regional President

BP America

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: U.S. General Counsel

Notice to BPCNA shall be sent to:

BP Corporation North America Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: Company Secretary

with copies to each of the following:

BP Corporation North America Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: President

BP America

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: U.S. General Counsel

Notice to BP p.l.c. shall be sent to:

BP p.l.c.

1 St James’s Square

London, SW1Y 4PD

United Kingdom

Attention: Company Secretary

with copies to each of the following:

BP p.l.c.

1 St James’s Square,

London, SW1Y 4PD

United Kingdom

Attention: Group General Counsel

BP America

501 Westlake Park Boulevard

Houston, Texas 77079

Attention: U.S. General Counsel

VIII. MISCELLANEOUS TERMS

8.1 Successors and Assigns.

A. Any legal successor or assign of BPXP shall remain liable for the payment and other performance obligations of BPXP hereunder, and an agreement to so remain liable shall be included in the terms of any such sale, acquisition, or merger of BPXP. In the event of the sale, assignment, or transfer of some, but not all, of BPXP’s assets to an unaffiliated third party pursuant to an arm’s length transaction, such third party shall not be liable for BPXP’s obligations under this Settlement Agreement.

B. Except as provided in Paragraph 8.3, no portion of this Settlement Agreement shall provide any rights to, or be enforceable by, any person or entity other than a Gulf State and BPXP, BPCNA, and BP p.l.c., and no Gulf State may assign or otherwise convey any right to enforce any provision of this Settlement Agreement. Without limiting the foregoing, each Gulf State, and any permitted assignee of such Gulf State, agrees that any assignment of such Gulf State’s rights under Section III shall be with recourse to such Gulf State only and without recourse to any BP Entity.

8.2 Retention of Jurisdiction. The Court (and any appellate courts thereof) will retain exclusive jurisdiction over this Settlement Agreement for the purposes of enforcement of the Settlement Agreement and any dispute(s) arising thereunder. Any and all disputes, cases, or controversies concerning this Settlement Agreement, including, without limitation, disputes concerning the interpretation or enforceability of this Settlement Agreement, shall be filed in the Court and shall be accompanied by a legal request made on behalf of the complaining party (including any of the BP Entities or the Gulf States or any third party beneficiary) for such dispute to be made part of MDL 2179 if MDL 2179 has not been terminated. No action(s) to enforce this Settlement Agreement or regarding any dispute(s) arising thereunder shall be filed in any state court. The Parties agree not to contest federal jurisdiction in or consolidation with MDL 2179, or to contest jurisdiction or venue of the Court if MDL 2179 has been terminated by the time any dispute concerning this Settlement Agreement is filed. In all other respects and purposes unrelated to this Settlement Agreement or disputes concerning the interpretation or enforceability of this Settlement Agreement, the BP Entities specifically reserve any and all defenses to jurisdiction and venue of the Court, and the Gulf States agree that this Paragraph 8.2 does not constitute a waiver of such jurisdictional defenses, consent to jurisdiction, or an act supporting or sufficient to establish jurisdiction over the BP Entities for any matter besides disputes, cases, or controversies concerning this Settlement Agreement.

8.3 Third Party Beneficiaries.

A. Those third parties to whom the releases, covenants not to sue, and dismissals in Section IV of this Settlement Agreement extend constitute third party beneficiaries of this Settlement Agreement who may enforce such releases, covenants not to sue, and dismissals with respect to Claims asserted by any Gulf States against such third parties.

B. As set forth in Paragraphs 5.5 and 8.1.A, this Settlement Agreement shall also be binding on permitted successors and assigns of the applicable Parties and shall inure to the benefit of such successors and assigns.

C. Except as set forth in Paragraphs 8.3.A and 8.3.B above, this Settlement Agreement shall not inure to the benefit of any third party, does not create any rights on behalf of any third party, and is not enforceable by any third party.

8.4 Final Agreement. This Settlement Agreement constitutes the final, complete, and exclusive agreement and understanding between the BP Entities and the Gulf States with respect to the matters covered by this Settlement Agreement and supersedes any and all other agreements, written or oral, including the July 2, 2015 Agreement in Principle, between the BP Entities, on the one hand, and the Gulf States, on the other, with respect to the matters covered by this Settlement Agreement.

8.5 Effect of Further Proceedings or Appeals. This Settlement Agreement shall remain effective regardless of any appeals or court decisions relating in any way to the liability of those parties, persons, or entities that have been released or to whom the covenants not to sue run pursuant to Section IV.

8.6 Modification. This Settlement Agreement may only be modified by express written consent of the States of Alabama, Florida, Louisiana, Mississippi, and Texas and BPXP, BPCNA, and BP p.l.c., duly executed by their authorized representatives, except that:

A. Any one of the States of Alabama, Florida, Louisiana, Mississippi, or Texas (a “Modifying State” as used in this section) and BPXP may agree to modify the payment schedule with respect to payments to be made hereunder from BPXP to that Modifying State provided that such modification to the payment schedule is set forth in writing and duly executed by the authorized representatives of the Modifying State and BPXP, and consented to in writing by the other states, such consent not to be unreasonably withheld; and

B. A Modifying State and BPCNA or BP p.l.c., as the case may be, may modify the financial assurances as set forth in Section V in accordance with the provisions of Paragraph 5.6.

Written notice of any modification to this Settlement Agreement shall be provided to all Parties hereto in the manner set forth in Paragraph 7.1.

8.7 Construction. Questions regarding the interpretation of this Settlement Agreement shall not be construed or resolved against any Party on the ground that this Settlement Agreement has been drafted by that Party. This Settlement Agreement is the result of review, negotiation, and compromise by each Party.

8.8 No Admissions. This Settlement Agreement is made without, and shall not constitute, an admission of any fact, law, liability, or wrongdoing by any BP Entity and is made purely by way of compromise and settlement.

8.9 Duty to Cooperate. The Parties shall cooperate, in good faith, to execute any documents, agreements, court filings, or other instruments required by the Settlement Agreement, including any dismissals of Claims, consent orders of the Court, final guaranties, payment instructions or acknowledgments, or any other such documents or modifications thereto.

8.10 Effect of Failure to Execute. If any of the States of Alabama, Florida, Louisiana, Mississippi or Texas does not execute this Settlement Agreement, this Settlement Agreement shall become null and void as to all other Parties.

8.11 Signatories.

A. This Settlement Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of the Agreement and all of which, when taken together, will constitute one and the same Settlement Agreement.

B. Each one of the States of Alabama, Florida, Louisiana, Mississippi, and Texas hereby represents and warrants that (i) such Gulf State’s undersigned representative has authority to execute this Settlement Agreement on behalf of the respective Gulf State for whom the representative is signing and (ii) it has not sold or otherwise transferred or assigned any of the Claims or any interest in such Claims.

C. Each undersigned BP Entity hereby represents and warrants that its undersigned representative has authority to execute this Settlement Agreement on behalf of the BP Entity for whom the representative is signing.

D. BPCNA and BP p.l.c. are signing this Settlement Agreement, and shall be considered Parties to this Settlement Agreement, only for the purpose of binding BP p.l.c. and BPCNA to their respective obligations as guarantors pursuant to Section V of this Settlement Agreement.

8.12 Timing. In computing any period of time under this Settlement Agreement, the Primary Guaranty, or the Secondary Guaranty, where the last day would fall on a Saturday, Sunday, or federal holiday, the period shall run until 5 p.m. Central Time of the next business day.

For the State of Alabama

By:	/s/ Robert Bentley
Governor of the State of Alabama

Date:	9/14/2015

By:	/s/ Luther Strange
Attorney General for the State of Alabama

Date:	9-14-15

For the State of Florida

By:	/s/ Pam Bondi
Attorney General for the State of Florida

Date:	9/15/15

By:	/s/ Rick Scott
Governor of the State of Florida

Date:	9/15/15

For the State of Louisiana

By:	/s/ Bobby Jindal
Bobby Jindal Governor of the State of Louisiana

Date:	September 15, 2015

By:
James D. “Buddy” Caldwell Attorney General for the State of Louisiana

Date:

For the State of Louisiana

By:
Bobby Jindal Governor of the State of Louisiana

Date:

By:	/s/ James D. “Buddy” Caldwell
James D. “Buddy” Caldwell Attorney General for the State of Louisiana

Date:	September 14, 2015

For the State of Mississippi

By:	/s/ Phil Bryant
Governor of the State of Mississippi

Date:	Sept, 14 2015

By:	/s/ Jim Hood
Attorney General for the State of Mississippi

Date:	9/14/2015

For the State of Texas

By:	/s/ Greg Abbott
Governor of the State of Texas

Date:	9/14/15

By:
Attorney General for the State of Texas

Date:

Approved:

TEXAS GENERAL LAND OFFICE

By:
Anne Idsal, Chief Clerk
Texas General Land Office

TEXAS COMMISSION ON ENVIRONMENTAL QUALITY

By:
Richard Hyde, Executive Director
Texas Commission on Environmental Quality

TEXAS PARKS AND WILDLIFE DEPARTMENT

By:
Carter Smith, Executive Director
Texas Parks and Wildlife Department

For the State of Texas

By:
Governor of the State of Texas

Date:

By:	/s/ Ken Paxton
Attorney General for the State of Texas

Date:	9/15/15

Approved:

TEXAS GENERAL LAND OFFICE

By:
Anne Idsal, Chief Clerk
Texas General Land Office

TEXAS COMMISSION ON ENVIRONMENTAL QUALITY

By:
Richard Hyde, Executive Director
Texas Commission on Environmental Quality

TEXAS PARKS AND WILDLIFE DEPARTMENT

By:
Carter Smith, Executive Director
Texas Parks and Wildlife Department

For the State of Texas

By:
Governor of the State of Texas

Date:

By:
Attorney General for the State of Texas

Date:

Approved:

TEXAS GENERAL LAND OFFICE

By:	/s/ Anne Idsal
Anne Idsal, Chief Clerk
Texas General Land Office

TEXAS COMMISSION ON ENVIRONMENTAL QUALITY

By:
Richard Hyde, Executive Director
Texas Commission on Environmental Quality

TEXAS PARKS AND WILDLIFE DEPARTMENT

By:
Carter Smith, Executive Director
Texas Parks and Wildlife Department

For the State of Texas

By:
Governor of the State of Texas

Date:

By:
Attorney General for the State of Texas

Date:

Approved:

TEXAS GENERAL LAND OFFICE

By:
Anne Idsal, Chief Clerk
Texas General Land Office

TEXAS COMMISSION ON ENVIRONMENTAL QUALITY

By:	/s/ Richard Hyde
Richard Hyde, Executive Director
Texas Commission on Environmental Quality

TEXAS PARKS AND WILDLIFE DEPARTMENT

By:
Carter Smith, Executive Director
Texas Parks and Wildlife Department

For the State of Texas

By:
Governor of the State of Texas

Date:

By:
Attorney General for the State of Texas

Date:

Approved:

TEXAS GENERAL LAND OFFICE

By:
Anne Idsal, Chief Clerk
Texas General Land Office

TEXAS COMMISSION ON ENVIRONMENTAL QUALITY

By:
Richard Hyde, Executive Director
Texas Commission on Environmental Quality

TEXAS PARKS AND WILDLIFE DEPARTMENT

By:	/s/ Carter Smith
Carter Smith, Executive Director
Texas Parks and Wildlife Department

Gulf States Economic Claims Settlement Agreement For BP Exploration & Production Inc.

By:	/s/ Michael Daneker
Michael Daneker
ARNOLD & PORTER LLP 601 Massachusetts Avenue NW Washington, DC 20001

Date:	9-28-2015

For BP Corporation North America Inc.

By:	/s/ Eric L. Nitcher
Eric L. Nitcher
Assistant General Counsel, BPCNA
501 Westlake Park Blvd
Houston, Texas 77079

Date:	9-28-2015

For BP p.l.c.

By:	/s/ Daryl A. Libow
Daryl A. Libow
SULLIVAN & CROMWELL LLP
1700 New York Avenue NW
Washington, DC 20006

Date:	9-28-2015

ATTACHMENT 1

PAYMENT SCHEDULE

FOR STATE CLAIMS PAYMENT

Assumed Year***	Payments to Alabama		Payments to Florida	Payments to Louisiana	Payments to Mississippi	Payments to Texas	Total Annual Payments by BPXP
2016	$100,000,000	****	$400,000,000	$200,000,000	$150,000,000	$50,000,000	$900,000,000
2017	$50,000,000						$50,000,000
2018	$50,000,000						$50,000,000
2019	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2020	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2021	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2022	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2023	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2024	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2025	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2026	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2027	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2028	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2029	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2030	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2031	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2032	$53,333,333		$106,666,666	$53,333,333	$40,000,000	$6,666,666	$259,999,998
2033	$53,333,338		$106,666,676	$53,333,338	$40,000,000	$6,666,676	$260,000,028

Totals	$1,000,000,000		$2,000,000,000	$1,000,000,000	$750,000,000	$150,000,000	$4,900,000,000

***	The above schedule assumes the Settlement Agreement will have an Effective Date in 2016. The 2016 payments are due within ninety (90) days of the Effective Date. Each annual payment thereafter is due on the anniversary of the Effective Date.
****	Alabama’s payment of $100,000,000 in (assumed year) 2016 shall be split equally between the two state accounts listed in Attachment 2.

[Attachments to the settlement agreement are available on the website of the United States District Court Eastern District of Louisiana]